UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 21, 2008
Bookham, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Increase in Base Salary
     On July 21, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Bookham, Inc. (the “Registrant”) increased the annual base salary of (i) Jim Haynes, the Registrant’s Chief Operating Officer and Acting Technology Officer, to $360,000 per year, and (ii) Jerry Turin, who currently serves as the Registrant’s Corporate Controller and Vice President of Finance, to $260,000 per year, effective upon his promotion to Chief Financial Officer and Principal Accounting Officer on August 1, 2008, as previously disclosed.
Adoption of Cash Bonus Plan
     On July 22, 2008, the Registrant’s Board of Directors also established a new cash bonus plan for certain key officers which will cover the six month period ending December 27, 2008 (the “Bonus Plan”). The key officers, including each of the Registrant’s named executive officers and Jerry Turin (whose appointment as the Registrant’s Chief Financial Officer will be effective as of August 1, 2008), are eligible to participate in the Bonus Plan. Stephen Abely, who resigned as the Chief Financial Officer of the Registrant, such resignation to be effective as of July 31, 2008, will not be eligible to participate in the Bonus Plan.
     The Board of Directors has established eligible target bonus (the “eligible bonus”) levels of between 40% and 50% of annual compensation for all participants in the Bonus Plan, other than Alain Couder (the Registrant’s President and Chief Executive Officer); and provided for payments based upon the achievement of financial goals established by the Board of Directors and measured as of December 27, 2008, the end of the Registrant’s second quarter of fiscal year 2009. With respect to Mr. Couder, the Board of Directors has established eligible target bonus level of 100% of his annual compensation.
     For the first half of fiscal 2009, the Board of Directors has established “trigger”, “target” and “stretch” goals weighted (i) one-half on the achievement of a cumulative non-GAAP operating income metric for the second quarter of fiscal 2009, ending December 27, 2008 and (ii) one-half on the achievement of revenue metrics for the first two quarters of fiscal 2009.
     If the designated “trigger” goals in the applicable periods are achieved, the participants will be entitled to receive an amount equal to 25% of their eligible bonus level, and if designated “target” goals identified for the period are met, participants will receive an amount equal to 50% of their eligible bonus level. No bonus will be payable under the Bonus Plan if “trigger” goals for both financial metrics are not met; any bonus between the “trigger” and “target” goals will be calculated linearly. If the “stretch” goals identified in the Bonus Plan are achieved, participants are entitled to receive an amount equal to 75% of their eligible bonus level. Any bonus between the target goals and stretch goals will be calculated linearly. Payments under the Bonus Plan, if any, will be made after the Compensation Committee certifies that the financial metrics set forth in the Bonus Plan have been satisfied.

Acceleration of Vesting of Restricted Stock Awards
     On July 22, 2008, in recognition of the financial improvements of the Registrant in the third and fourth quarter of the 2008 fiscal year, the Board of Directors provided for the acceleration of the shares of common stock of the Registrant issued pursuant to the terms of certain performance-based restricted stock awards (the “Restricted Stock Awards”) granted to each of Mr. Couder, Mr. Turin, Mr. Abely and Mr. Haynes (the “RSA Recipients”). The acceleration of the shares subject to the Restricted Stock Awards will be effective on July 29, 2008, provided that the RSA Recipient remains employed by the Registrant through such date.
     In accordance with the Board of Directors’ action on July 22, 2007, the following shares will accelerate: (i) 4,000 shares of Common Stock issued to Mr. Turin pursuant to a Restricted Stock Award dated November 14, 2007, (ii) 187,500 shares of Common Stock issued to Mr. Couder pursuant to a Restricted Stock Award dated August 13, 2007, (iii) 25,000 shares of Common Stock issued to Mr. Abely pursuant to a Restricted Stock Award dated November 14, 2007, (iv) 62,500 shares of Common Stock issued to Mr. Abely pursuant to a Restricted Stock Award dated November 11, 2005, (v) 33,333 shares of Common Stock issued to Mr. Haynes pursuant to a Restricted Stock Award dated November 14, 2007 and (vi) 31,250 shares of Common Stock issued to Mr. Haynes pursuant to a Restricted Stock Award dated November 11, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: July 25, 2008	By:	/s/ Alain Couder
Alain Couder
President and Chief Executive Officer